Exhibit 10.28
GREEN DOT CORPORATION
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (the “Agreement”) is made by and between Green Dot Corporation, a Delaware corporation (the “Company”), and Mark Troughton (“Executive”) dated as of February 24, 2012 (the “Agreement Date”).
WHEREAS, Executive is currently an employee of the Company.
WHEREAS, the Company and Executive wish to terminate their working relationship as of the Separation Date (defined below), and as such Executive's employment with the Company is being terminated.
WHEREAS, in exchange for Executive's agreement to release the Company from any and all claims arising from or related to the employment relationship, the Company shall provide the benefits as set forth herein.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as the “Parties”) hereby agree as follows:
1.Termination. Executive and the Company acknowledge and agree that Executive's resignation shall be effective, and his employment with the Company shall terminate, as of the close of business, on February 24, 2012 (the “Separation Date”).
2.Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Agreement and in full satisfaction of its obligations to Executive under the terms of any agreements Executive may have with the Company, and provided that this Agreement is executed and delivered by Executive and not revoked under Section 6 herein, the Company agrees to provide Executive with the benefits described in Section 3 below.
3.Separation Consideration.
In exchange for Executive's agreement to the release of claims set forth in Section 5 below, the Company agrees to provide Executive with the following benefits (the “Separation Benefits”):
(a)Vesting Acceleration and Post‑Termination Exercise Period for Stock Options. As of the Separation Date, Executive holds options to purchase a total of 643,133 shares of the Class B Common Stock of the Company and 24,000 shares of the Class A Common Stock of the Company (the “Option(s)”) under the terms of the Company's 2001 Stock Plan (the “2001 Plan”) and the 2010 Equity Incentive Plan (the “2010 Plan” collectively the “Plans”), and related stock option agreements evidencing such Options under the Plans. To the extent any Options held by Executive are unvested as of the Separation Date, such unvested Options shall have their vesting accelerate as to one hundred percent such that as of the Effective Date all of the Options shall be vested and exercisable. Executive agrees that under the terms of the Plans and related stock option agreements he has 90 days from his Separation Date to exercise such vested options. Notwithstanding the foregoing, in exchange for Executive's release of claims, the Company shall modify the period during which Executive may exercise his Option(s), such that the Option(s) shall be exercisable to 5:00 pm Pacific Standard Time on January 10, 2013.
(b)Severance Payment. On the thirtieth (30th) day following the Separation Date the Company will commence to pay Executive monthly severance, provided the Effective Date has occurred, based on an annual salary of $475,000. The first salary continuation payment shall include a catch-up payment covering amounts that would otherwise have been paid during the thirty (30) day period and the remaining salary continuation payments shall thereafter be paid on the normal payroll schedule of the Company. All severance payments shall be paid by January 10, 2013, and such severance payments shall cease on such date.
(c)Bonus Payment. The Company will pay to you the second half of your 2011 bonus, up to a maximum of $95,000, following determination by the Compensation Committee of the Board of the relevant performance metrics applicable to such bonus (the “2011 Bonus”).
(d)COBRA Continuation Coverage. Executive will be eligible to continue his group health insurance benefits at his own expense following the Separation Date, provided Executive Timely elects COBRA continuation coverage.
4.No Other Payments Due. Executive acknowledges that, on the Separation Date, the Company provided him a final paycheck for all accrued salary, any commissions or bonuses that may have accrued or may accrue, unused accrued vacation and other sums that were due to Executive through the Separation Date. Except as specifically provided in Section 3 hereof, Executive acknowledges and agrees that he shall not be entitled to earn or receive payment of any commission or other incentive compensation from the Company.
5.Release of Claims. In consideration for the benefits set forth above, Executive, on behalf of himself, and his respective heirs, executors, administrators and assigns, hereby fully and forever releases the Company and its affiliates and subsidiaries, and each of their respective heirs, executors, officers, directors, employees, investors, stockholders, administrators, predecessor and successor corporations and assigns (collectively, the “Released Parties”), of and from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Separation Date including, without limitation:
(a)any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;
(b)except with respect to the benefits provided for in Section 3 hereof (and the rights appurtenant thereto), any and all claims relating to or arising from the Option(s) or any other right to purchase shares of the Company's stock;
(c)any and all claims for sales commissions, performance bonuses or similar payments;
(d)any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; negligence; and defamation;
(e)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the California Fair Employment and Housing Act, and any family and medical leave acts; and
(f)any and all claims relating to or arising out of any other laws and regulations relating to employment or employment discrimination.

The Company and Executive agree that the release set forth in this Section 5 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any payments or benefits receivable, or obligations incurred or specified under this Agreement or to any right of Indemnification Executive had as an officer of the Company, or to any benefits to which Executive is entitled under any 401(k), profit sharing or other employee benefit plan (including the Plans) maintained by the Company to which he is entitled or vested prior to and as of the Separation Date.
6.Acknowledgment of Waiver of Claims under ADEA. Executive waives and releases any rights under the Age Discrimination in Employment Act of 1967 (“ADEA”). This waiver and release is knowing and voluntary.  Executive was advised by this writing that (a) he should consult with an attorney; (b) he has twenty‑one (21) days to consider this Agreement; (c) he has seven (7) days following his signing this Agreement to revoke it (the “Revocation Period”).  This Agreement shall be effective on the eighth (8th) day following the date Executive signed the Agreement without revocation by him (the “Effective Date”).
7.Civil Code Section 1542. Executive represents that he is not aware of any claim that he has with respect to the Released Parties other than the claims that are released by this Agreement. Executive acknowledges that he is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said Code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.
8.Benefits. Executive's health insurance benefits will cease on the Separation Date, subject to his right (and his qualified beneficiaries' rights) to COBRA continuation coverage. Executive's participation in all other employee benefits and incidents of employment cease on the Separation Date.
9.Covenants.
(a)Voting Agreement and Irrevocable Proxy. Executive agrees, as a condition to receipt of the benefits set forth in Section 3 hereof, to execute and be bound by a Voting Agreement and Irrevocable Proxy with respect to shares of the Common Stock of the Company, including Shares underlying the Options, owned by Executive (the “Voting Agreement”).
(b)Confidential Information. Executive represents, warrants and agrees that: (i) he properly signed, returned and became a party to the Employee Proprietary Information and Invention Assignment Agreement with the Company (the “Confidentiality Agreement”), (ii) the Confidentiality Agreement remains binding and enforceable between the parties; and (iii) Executive has not breached any of his obligations to the Company under the terms of the Confidentiality Agreement.
(c)Return of Company Property. Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property which Executive has in his possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). Executive acknowledges that he has made a diligent search to locate any such documents, property and information by prior to the execution of this agreement. In addition, if Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within fifteen (15) days after the Separation Date, Executive shall provide the Company with a computer-useable copy of such information and permanently delete and expunge such Company confidential or proprietary information from those systems.
(d)Mutual Non‑Disparagement. Executive agrees that he will not engage in conduct or undertake speech (written or oral) derogatory to or otherwise disparaging of the Company, any officer of the Company, any member of its Board, or its products or services.   The Company agrees that its Section 16 Officers and its Board will not engage (or direct others to engage) in conduct or undertake speech (written or oral) derogatory to or otherwise disparaging of Executive.  For purposes of this Section 9(d), Company includes any successor or acquirer of the Company and its officers, members of its board of directors and its products and services.
(e)Non-Solicitation. Executive further agrees that until January 10, 2013, Executive will not as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for herself/himself or on behalf of any other person, without the prior written consent of the Company: (i) interfere with the relationship between the Company and its employees or consultants or contractors by encouraging, inducing, soliciting or attempting to solicit any such employee or consultant or contractor to terminate his or her employment or end his or her relationship with the Company; (ii) solicit or attempt to solicit for employment on behalf of Executive or any other person, any person who is an employee or consultant of the Company; or (iii) induce or assist any other person to engage in any of the activities described in (i) and (ii) above. Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of the Company shall not be deemed to be a breach of this Section 9(e). For purposes of this Agreement, “Person” means a natural person, corporation, partnership or other entity or a joint venture of two or more of the foregoing.
(f)Condition Precedent. Executive Agrees that a condition precedent to receiving the benefits set forth in Section 3 hereof, he will not, until January 10, 2013, as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for himself or on behalf of any other person, engage or participate in or acquire any financial or beneficial interest in, any business that competes with the Business in the Restrictive Territory; and in the event Executive breaches this clause (f), then Executive agrees (i) that the Company shall be permitted to cease any continuing severance payments under Section 3; and (ii) to return any severance payments already paid to him, net of taxes, to the Company. For purposes of this subsection (f), “Business” means participating or engaging in, or rendering any services to any business engaged in the design, research, development, manufacture, operation, production, marketing, sale or servicing of any product, or the provision of any service that directly relates to the business of the Company as conducted on the Separation Date, and “Restrictive Territory” means each of the fifty states of the United States. Notwithstanding the foregoing, Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of “publicly traded securities” of any business that is competitive or substantially similar to the Business.
10.Breach of this Agreement. Each party acknowledges that upon material breach of any provision of this Agreement, the Company its officers and directors, on the one hand, and Executive on the other hand, would sustain irreparable harm from such breach, and, therefore, each party agrees that in addition to any other remedies which a party may have for any material breach of this Agreement or otherwise, such party shall be entitled to obtain equitable relief including specific performance, injunctions and restraining the other party from committing or continuing any such violation of this Agreement.
11.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
12.No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.
13.Severability. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
14.Arbitration. The Parties shall attempt to settle all disputes arising in connection with this Agreement through good faith consultation. In the event no agreement can be reached on such dispute within fifteen (15) days after notification in writing by either Party to the other concerning such dispute, the dispute shall be settled by binding arbitration to be conducted in Los Angeles County, California before the American Arbitration Association under its under its Employment Arbitration Rules and Mediation Procedures, or by a judge to be mutually agreed upon. The Company shall pay the costs of the arbitration proceeding, provided however that each Party shall, unless otherwise determined by the arbitrator, bear its or his own attorneys' fees and expenses. The arbitration decision shall be final, conclusive and binding on both Parties and any arbitration award or decision may be entered in any court having jurisdiction. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. This Section 14 shall not apply to any breach of or efforts to enforce the Confidentiality Agreement. The parties hereby waive any rights they may have to trial by jury in regard to arbitrable claims.
15.Entire Agreement. This Agreement, along with the other agreements referenced herein, including, without limitation, the Passivity Agreement, represents the entire agreement and understanding between the Company and Executive concerning Executive's separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company.
16.Section 409A. To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee's termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revue Code of 1986, as amended (the “Code”) and the regulations thereunder and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee's “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee's death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee's beneficiary in one lump sum (without interest). Any termination of Employee's employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code
17.Withholding Taxes. All amounts payable pursuant to this Agreement shall be subject to applicable withholding taxes.
18.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Company.
19.Effective Date. This Agreement is effective upon the Effective Date.
20.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.
21.Counterparts. This Agreement may be executed in counterparts, and each coun-terpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
22.Assignment. This Agreement may not be assigned by Executive without the prior written consent of the Company.
23.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)they have read this Agreement;
(b)they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)they understand the terms and consequences of this Agreement and of the releases it contains; and
(d)they are fully aware of the legal and binding effect of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the respective dates set forth below.

GREEN DOT CORPORATION

Dated February 24, 2012	/s/ Steven W. Streit
By: Steven W. Streit, CEO

Dated February 24, 2012	/s/ Mark Troughton
By: Mark Troughton